Exhibit 99.2 - Joint Filer Information and Signature

A
Joint Filers:

1. Name:	Brookfield US Corporation
Address:	4 Brookfield Place, 250 Vesey Street, New York, NY 10281-1021

Brookfield US Corporation

	By: /s/ Aleks Novakovic	Date: November 5, 2013
Name: Aleks Novakovic
Title: Director